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                                                                Exhibit 3(a)(ii)

                       HUNTINGTON PREFERRED CAPITAL, INC.

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                            (adopted May ____, 2001)

                                    ARTICLE I
                                      NAME

         The name of the Corporation shall be Huntington Preferred Capital, Inc.

                                   ARTICLE II
                                PRINCIPAL OFFICE

         The place in Ohio where the principal office of the Corporation is to be located is the City of Columbus, Franklin County, Ohio.

                                   ARTICLE III
                                     PURPOSE

         The purposes for which the Corporation is formed are to engage in any business or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio.

                                   ARTICLE IV
                                  CAPITAL STOCK

4.1      DEFINITIONS.  As used in this Article IV and subsequent Articles:

        (a) "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any Subsidiary of such specified Person, or (C) of any Person described in clause
(i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled' have meanings correlative to the foregoing.

        (b) The "Bank" means The Huntington National Bank.

        (c) "Business Day" means any day other than a Saturday, Sunday, or a bank holiday in the United States.

        (d) "Capital Stock" of the Corporation means the common shares of the Corporation and the Preferred Shares.



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        (e) "Code" means the Internal Revenue Code of 1986, as amended.

        (f) "Designated LIBOR Page" means the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

        (g) "LIBOR" means the rate for three-month deposits in U.S. dollars that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on a particular date. If no such rate appears, LIBOR with respect to such date will be determined as follows: (i) the Bank will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Bank, to provide the Bank with its offered quotation for three-month deposits in U.S. dollars to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such date, and in a principal amount of not less than U.S. $1,000,000, that is representative of a single transaction in such market at such time; (ii) if at least two such quotations are provided, LIBOR with respect to such date will be the arithmetic mean of such quotations; (iii) if fewer than two quotations are provided, LIBOR with respect to such date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such date, by three major banks in New York City selected by the Bank for three-month loans in U.S. dollars to leading European banks, and in a principal amount of not less than U.S. $1,000,000, that is representative of a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Bank are not quoting as mentioned in this sentence, LIBOR for such date will be the same as LIBOR for the immediately preceding Dividend Payment Period.

        (h) "London Banking Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        (i) "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity.

        (j) "Preferred Shares" of the Corporation means, collectively, the Class A, Class B, Class C, and Class D Preferred Shares, and the Preferred Stock.

        (k) "REIT" is defined in Section 7.1 hereof.

        (l) "Subsidiary" of a Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person.



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        4.2     AUTHORIZED SHARES. The number of shares of Capital Stock which the Corporation is authorized to issue is 45,501,000, of which:

        (i)     14,000,000 shall be common shares, without par value;
        (ii) 1,000 shall be Class A Preferred Shares, $1,000 par value per share;
        (iii) 500,000 shall be Class B Preferred Shares, $1,000 par value per share;
        (iv) 2,000,000 shall be Class C Preferred Shares, $25.00 par value per share;
        (v) 14,000,000 shall be Class D Preferred Shares, $25.00 par value per share; and
        (vi)    10,000,000 shall be Preferred Stock, $25.00 par value per share.

The rights and preferences of the Class A, Class B, Class C, and Class D Preferred Shares and the Preferred Stock shall be as set forth in Sections 4.2 through 4.6 hereof.

        4.3     CLASS A PREFERRED SHARES.

        4.3.1 Definitions. As used herein in reference to the Class A Preferred Shares:

                (a) "Accrued Dividends" shall mean an amount equal to dividends on the Class A Preferred Shares at the rate specified in Section 4.3.2(a) hereof, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.

                (b) "Junior Stock" shall mean the common shares and the Class B Preferred Shares.

                (c) "Parity Stock" shall mean the Class C and Class D Preferred Shares.

        4.3.2   Dividends.

                (a) The dividend rate for the Class A Preferred Shares shall be $80.00 per share per annum, payable annually in December of each year to holders thereof of record on the respective record dates fixed for such purpose by the Board of Directors in advance of payment of such dividend. The holders of Class A Preferred Shares shall be entitled to receive such cash dividends, and the Corporation shall be bound to pay the same, but only as and when declared by the Board of Directors, out of funds legally available for the payment thereof.

                (b) No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any period unless full dividends have been or contemporaneously are authorized, declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Class A Preferred Shares for the calendar year in which such period ends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any calendar year on the Class A Preferred Shares and for any dividend payment period for any Parity Stock, dividends authorized and declared on the Class A Preferred Shares and Parity Stock shall only be authorized and declared pro rata based upon (i) the sum of



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any Accrued Dividends on the Class A Preferred Shares plus amounts that would have been paid on the Class A Preferred Shares had dividends been authorized and declared in full for the current year, and (ii) the amount that would have been paid on such Parity Stock had dividends been authorized and declared in full for the current dividend payment period for such Parity Stock.

                4.3.3 Liquidation Preference. The amount payable on the Class A Preferred Shares in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation shall be $1,000 per share, plus Accrued Dividends to the date fixed for payment of distributable amounts on the Class A Preferred Shares. Upon any involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of Class A Preferred Shares shall be entitled, before any distribution shall be made to the holders of any shares of any class of Junior Stock, to be paid the full preferential amount of $1,000 per share, but the holders of Class A Preferred Shares shall not be entitled to any further payment. Upon any voluntary liquidation, dissolution, or winding-up of the Corporation, the holders of Class A Preferred Shares shall be entitled, before any distribution shall be made to the holders of any shares of any class of Junior Stock, to be paid the full preferential amount of $1,000 per share and thereafter, to the extent that net assets are available in the Corporation, the Class A Preferred Shares shall share ratably with the common shares in the distribution of such available net assets. If the amounts available for distribution in respect of the Class A Preferred Shares and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class A Preferred Shares and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

                4.3.4 Voting Rights. The Class A Preferred Shares shall be non-voting, except as otherwise required by law.

                4.3.5   Redemption.

                        (a) The Class A Preferred Shares shall be redeemable by the Corporation at any time at $1,000 per share, plus Accrued Dividends to the redemption date on shares redeemed (the "Redemption Price") with funds legally available for such purpose. The Corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Class A Preferred Shares at such time or times by paying the Redemption Price, in cash, to the holders thereof; provided, however, that less than all of the Class A Preferred Shares may be redeemed only after full cumulative dividends upon the Class A Preferred Shares then outstanding shall have been paid for all past dividend periods and after or concurrently with making payment of, or declaring or setting apart for payment, the full dividend on all outstanding Class A Preferred Shares for the then current dividend period. If less than all of the outstanding Class A Preferred Shares are to be called for redemption, the shares to be redeemed shall be selected either by lot or pro rata, at the option of the Board of Directors, and in such manner as may be prescribed by resolution of the Board of Directors.

                        (b) Not more than 60 days and not less than 10 days prior to the date established for such redemption (the "Redemption Date"), notice of the proposed redemption



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shall be mailed to the holders of record of the Class A Preferred Shares to be redeemed, such notice to be addressed to each such shareholder at his last known address shown on the records of the Corporation, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, each holder of Class A Preferred Shares called for redemption shall surrender his certificate(s) for such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any Class A Preferred Shares so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Class A Preferred Shares shall have been mailed as aforesaid and the Corporation shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (hereinafter referred to as the "depository"), including any affiliate of the Corporation, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such shares shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including Accrued Dividends to the Redemption Date, from the depository upon endorsement, if required, and surrender of the certificates therefor. The Corporation shall be entitled to receive, from time to time, from the depository, the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Corporation, and in the event of such repayment to the Corporation, such holders of record of the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

                        (c) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which Class A Preferred Shares shall be redeemed.

                        (d) Nothing herein contained shall limit any legal right of the Corporation to purchase any shares of the Class A Preferred Shares; provided, however, that, except in accordance with an offer made to all holders of Class A Preferred Shares, the Corporation shall not purchase or otherwise acquire for a consideration, or permit any affiliate to purchase or otherwise acquire for a consideration, any Class A Preferred Shares unless full dividends shall have been paid or declared and set apart for payment on the Class A Preferred Shares for all past dividends periods.



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                        (e)    All Class A Preferred Shares redeemed at the
option of the Corporation shall be permanently retired in the manner provided by law.

        4.3.6 Repurchase of Class A Preferred Shares. Subject to limitations imposed herein, the Corporation may purchase and sell Class A Preferred Shares from time to time to such extent, in such manner, and upon such terms as the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be rendered, insolvent.

        4.3.7 Restrictions on Transfer. The Class A Preferred Shares are transferable except that the Corporation may deny any proposed transfer of Class A Preferred Shares which, in the reasonable judgement of the Corporation, may adversely impact the ability of the Corporation to maintain its status as a corporation qualified for treatment as a REIT under relevant tax laws and regulations.

        4.4     CLASS B PREFERRED SHARES.

        4.4.1 Definitions. As used herein in reference to the Class B Preferred Shares, "Accrued Dividends" shall mean an amount equal to dividends on the Class B Preferred Shares at the rate specified in Section 4.4.2(a) hereof, if, as, and when declared by the Board of Directors of the Corporation, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.

        4.4.2   Dividends.

                (a) The dividend rate for the Class B Preferred Shares shall be a variable rate, to be determined quarterly for each calendar quarter during which any Class B Preferred Shares are outstanding, equal to LIBOR, determined as of the first day of each such quarter or, if the first day of such quarter is not a London Banking Day, then on the first London Banking Day of such quarter.

                (b) The Board of Directors may declare dividends on the Class B Preferred Shares quarterly, and may set apart funds for the payment of such dividends at the time of such declaration. Any such dividends, when, as, and if declared by the Board of Directors, shall be payable annually on such date as may be fixed by the Board of Directors to holders of such shares of record on the record date fixed for such purpose by the Board of Directors in advance of the payment of such dividend. Any dividends on the Class B Preferred Shares shall be payable only out of funds legally available for the payment thereof.

                (c) Dividends on the Class B Preferred Shares shall not be cumulative; however, so long as any Class B Preferred Shares remain outstanding, no dividend, except a dividend payable in common shares, shall be declared or paid upon, nor shall any distribution be made or ordered except as aforesaid, in respect of the common shares, nor shall any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of



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common shares, in a particular calendar year, unless the full dividend on all outstanding Class B Preferred Shares for all calendar quarters within such year that have ended prior to the taking of any such action with respect to the common shares shall have been paid or declared and set apart for payment.

        4.4.3 Liquidation Preference. The amount payable on the outstanding Class B Preferred Shares in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation shall be $1,000 per share, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares. Upon any such liquidation, dissolution, or winding-up of the Corporation, the holders of Class B Preferred Shares shall be entitled, before any distribution shall be made to the holders of shares of common stock, to be paid the full preferential amount of $1,000 per share, but the holders of Class B Preferred Shares shall not be entitled to any further payment with respect to such shares.

        4.4.4 Voting Rights. The Class B Preferred Shares shall be non-voting, except as otherwise required by law.

        4.4.5   Redemption.

                (a) The Class B Preferred Shares shall be redeemable by the Corporation at any time at $1,000 per share, plus the full dividend on all outstanding Class B Preferred Shares for the then current dividend period to the redemption date on shares redeemed (the "Redemption Price") with funds legally available for such purpose. The Corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Class B Preferred Shares at such time or times by paying the Redemption Price, in cash, to the holders thereof; provided, however, that less than all of the Class B Preferred Shares may be redeemed only after or concurrently with making payment of, or declaring or setting apart for payment, the full dividend on all outstanding Class B Preferred Shares for the then current dividend period. If less than all of the outstanding Class B Preferred Shares are to be called for redemption, the shares to be redeemed shall be selected either by lot or pro rata, at the option of the Board of Directors, and in such manner as may be prescribed by resolution of the Board of Directors.

                (b) Not more than 60 days and not less than 10 days prior to the date established for such redemption (the "Redemption Date"), notice of the proposed redemption shall be mailed to the holders of record of the Class B Preferred Shares to be redeemed, such notice to be addressed to each such shareholder at his last known address shown on the records of the Corporation, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, each holder of Class B Preferred Shares called for redemption shall surrender his certificate(s) for such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any Class B Preferred Shares so



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



called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Class B Preferred Shares shall have been mailed as aforesaid and the Corporation shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (hereinafter referred to as the "depository"), including any affiliate of the Corporation, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such shares shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including Accrued Dividends to the Redemption Date, from the depository upon endorsement, if required, and surrender of the certificates therefor. The Corporation shall be entitled to receive, from time to time, from the depository, the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Corporation, and in the event of such repayment to the Corporation, such holders of record of the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

                (c) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which Class B Preferred Shares shall be redeemed. All Class B Preferred Shares redeemed at the option of the Corporation shall be permanently retired in the manner provided by law.

                (d) Nothing herein contained shall limit any legal right of the Corporation to purchase any shares of the Class B Preferred Shares; provided, however, that, except in accordance with an offer made to all holders of Class B Preferred Shares, the Corporation shall not purchase or otherwise acquire for a consideration, or permit any affiliate to purchase or otherwise acquire for a consideration, any Class B Preferred Shares unless the full dividend on all outstanding Class B Preferred Shares for the then current dividend period shall have been paid or declared and set apart for payment.

        4.5     CLASS C PREFERRED SHARES.

        4.5.1 Definitions. As used herein in reference to the Class C Preferred Shares:

                (a) "Accrued Dividends" means an amount equal to dividends on the Class C Preferred Shares at the rate specified in Section 4.5.2(a) hereof, if, as, and when declared by the Board of Directors of the Corporation, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.



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



                (b) "Administrative Action" means any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice (as defined in the Code), regulatory procedure, notice, or announcement (including any notice or announcement or intent to adopt such procedures or regulations).

                (c) "Bank Class C Preferred Shares" means shares of the nonvoting Class C Preferred stock of the Bank, $25.00 par value per share.

                (d) "Conditional Exchange" means an exchange of all of the Class C Preferred Shares for Bank Class C Preferred Shares, on a one share for one share basis, in accordance with the terms, conditions, and procedures specified in Section 4.5.6 hereof.

                (e) "Directive" means a directive issued by the OCC requiring the Conditional Exchange of all of the Class C Preferred Shares.

                (f) "Dividend Payment Date" means March 31, June 30, September 30, and December 31 of each year, with respect to dividends payable for the Dividend Periods ending on such dates, provided that, if any March 31, June 30, or September 30 is not a Business Day, then the Dividend Payment Date for the Dividend Payment Period ending on such date shall be the next Business Day following such date, and if any December 31 is not a Business Day, then the Dividend Payment Date for the Dividend Payment Period ending on such date shall be the Business Day next preceding December 31.

                (g) "Dividend Period" (other than the Initial Dividend Period) means the quarterly period commencing on and including the first day, and ending on and including the last day, of each calendar quarter.

                (h) "Effective Time of Exchange" means 8:00 A.M. Eastern Time on the effective date of a Conditional Exchange, as set forth in a Directive, or, if such date is not set forth in a Directive, as of 8:00 A.M. Eastern Time on the first Business Day immediately following the date of the issuance of the Directive.

                (i) "Exchange Event" means the issuance by the OCC, at any time following the occurrence of a Supervisory Event, of a Directive.

                (j) "FFO" means funds from operations of the Corporation and is equal to net income of the Corporation, calculated according to generally accepted accounting principles in the United States, plus depreciation of real or personal property used to generate income, less any gain on the sale of real estate plus any loss on the sale of real estate.

                (k) "Independent Directors" is defined in Section 8.1 hereof.

                (l) "Initial Dividend Period" means the first Dividend Period following the issuance of any Class C Shares, which shall commence on and include the first day upon which a share of Class C Preferred Shares shall be issued and shall end on and include the last day of the calendar quarter in which such issuance occurs.



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                (m)     "Investment Company Act" means the Investment Company
Act of 1940, as amended.

                (n) "Investment Company Act Event" means the receipt by the Corporation of an opinion of counsel, rendered by a law firm experienced in such matters, to the effect that there is a significant risk that the Corporation is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

                (o) "Junior Stock" means the common shares, the Class B Preferred Shares, and any and all other classes and series of equity securities of the Corporation now or hereafter authorized, issued, or outstanding, except Parity Stock and Senior Stock, if any.

                (p) "Liquidation Value" means $25.00 per share, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares, without interest.

                (q) "OCC" means the Office of the Comptroller of the Currency.

                (r) "Permitted Indebtedness" means any borrowings or other indebtedness incurred by the Corporation in an aggregate amount not to exceed 20% of the shareholders' equity of the Corporation, as determined in accordance with generally accepted accounting principles in the United States.

                (s)     "Optional Redemption Date" means [____________], 2021.

                (t)     "Parity Stock" means the Class A and Class D Preferred
Shares.

                (u) "Preferred Director" means either of the two directors elected by holders of the Class C Preferred Shares and holders of other Parity Stock in accordance with Section 4.5.4(b) hereof.

                (v) "Rating Agencies" means Moody's Investor Services and Standard & Poor's.

                (w) "Record Date" means the record dates, not more than 45 calendar days nor less than 10 calendar days preceding a Dividend Payment Date therefor, as determined by the Board of Directors.

                (x) "Regulatory Capital Event" means a determination by the Corporation, based on an opinion of counsel rendered by a law firm experienced in such matters, that there is a significant risk that the Class C Preferred Shares will no longer constitute Tier I capital of the Bank for purposes of the capital adequacy guidelines or policies of the OCC, or its successor as the Bank's primary federal banking regulator, as a result of: (i) any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies, or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

                (y) "Senior Stock" means any and all classes or series of equity securities of the Corporation expressly designated as ranking senior to the Class C Preferred Shares as to dividend rights or rights upon the liquidation of the Corporation.

                (z) "Special Event" means an Investment Company Event, a Regulatory Capital Event, or a Tax Event.

                (aa) "Supervisory Event" means the occurrence of any of the following events: (i) the Bank becomes "undercapitalized" under prompt corrective action regulations (12 C.F.R. ss.6.4(b)), (ii) the Bank is placed into conservatorship or receivership, or (iii) the OCC, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term.

                (bb) "Tax Event" means the receipt by the Corporation of an opinion of a law firm experienced in such matters, in form and substance satisfactory to the Corporation, to the effect that there is a significant risk that (i) dividends paid or to be paid by the Corporation with respect to the Capital Stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes, or (ii) the Corporation is, or will be, subject to additional taxes, duties, or other governmental charges in an amount which the Corporation reasonably determines to be significant, as a result of (A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treaties, or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or (B) an Administrative Action, which amendment, clarification, or change is effective, or Administrative Action is announced, on or after the date of issuance of any of the Class C Preferred Shares or Class D Shares.

        4.5.2   Dividends.

                (a) Payment of Dividends. Holders of Class C Preferred Shares shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative cash dividends at an annual rate of [_____%] of the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Class C Preferred Shares as they appear on the stock books of the Corporation at the close of business on a Record Date; provided, however, that if a redemption date for the Class C Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.

                (b) Proration of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Class C Preferred Shares (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months; provided, however, that in the event of the Conditional Exchange, any accrued and unpaid dividends on the Class C Preferred Shares as of the Effective Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Class C Preferred Shares.

                (c) No Interest. Holders of Class C Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class C Preferred Shares authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class C Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class C Preferred Shares.

                (d) Dividends Not Cumulative. The right of holders of Class C Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class C Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

                (e) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class C Preferred Shares for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class C Preferred Shares and any Parity Stock, dividends authorized and declared on the Class C Preferred Shares and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class C Preferred Shares and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Corporation shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Corporation or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Corporation shall have authorized, declared, and paid full dividends on the Class C Preferred Shares for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Class C Preferred Shares have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Corporation for payment of such dividends, and (ii) the Corporation has authorized and declared a full dividend on the Class C Preferred Shares for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Corporation for the payment of such dividend for such then-current Dividend Period.

                (f) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class C Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

                (g) Distributions on Liquidation. Any reference to "dividends" or "distributions" in this Section 4.5.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation.

        4.5.3 Liquidation Preference. The amount payable on the outstanding Class C Preferred Shares in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation, out of the assets of the Corporation legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Corporation, the holders of Class C Preferred Shares shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, but the holders of Class C Preferred Shares shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class C Preferred Shares and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class C Preferred Shares and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class C Preferred Shares in connection with such a liquidation, dissolution, or winding up of the Corporation shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, or other business combination of the Corporation with or into any other person, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.5.3.

        4.5.4   Voting Rights.

                (a) General. In addition to the special voting rights specified in Sections 4.5.4(b) and (c) hereof, the holders of the Class C Preferred Shares shall be entitled to 1/10th of one vote per share on all matters submitted to a vote of the holders of the common shares, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares.

                (b) Right to Elect Additional Directors under Certain Circumstances. If full dividends on the Class C Preferred Shares shall not have been paid for six Dividend Periods, the number of directors of the Corporation shall thereupon be increased by two and, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Class C Preferred Shares, voting together as a single class with the holders of any shares of Parity Stock upon which the same voting rights as those of the Class C Preferred Shares under this Section (b) have been conferred, shall have the exclusive right to elect the two Preferred Directors at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting until full dividends have been authorized, declared, and paid or authorized and declared and a sum sufficient for payment thereof is set apart for payment for four consecutive Dividend Periods. The term of each such Preferred Director elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the first annual meeting of stockholders after the payment or the authorization, declaration, and setting aside for payment of full dividends on the Class C Preferred Shares and any Parity Stock, as applicable, for four consecutive Dividend Periods. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Class C Preferred Shares and Parity Stock entitled to vote, voting together as a single class, at a meeting of the Corporation's stockholders. As long as dividends on the Class C Preferred Shares and such Parity Stock, as applicable, shall not have been paid for six Dividend Periods, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Class C Preferred Shares and Parity Stock entitled to vote, voting together as a single class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Each Preferred Director shall be deemed to be an "Independent Director" for purposes of approving actions requiring the approval of a majority of the Independent Directors pursuant to
Article VIII hereof.

                (c) Other Voting Rights. So long as any Class C Preferred Shares are outstanding, the Corporation shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Class C Preferred Shares, voting separately as a class:

                        (i) amend, alter, or repeal or otherwise change any provision of these Articles of Incorporation if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Class C Preferred Shares; provided, however, that the creation or issuance of Parity Stock or Junior Stock, or an amendment that increases the authorized number of any class of Preferred Shares or any Parity Stock or Junior Stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of Class C Preferred Shares pursuant to this
        Section 4.5.4(c);

                        (ii) effect a consolidation, conversion, or merger of the Company with or into, or a share exchange with, another entity except that the Company may consolidate or merge with or into, or enter into a share exchange with, another entity if: (A) such entity is an Affiliate of the Bank; (B) such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is qualified as a REIT for United States federal income tax purposes;
        (C) such other entity expressly assumes all of the Company's obligations and commitments pursuant to such consolidation, merger, or share exchange; (D) the outstanding Class C Preferred Shares are exchanged for or converted into shares of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Class C Preferred Shares, including limitations on personal liability of the holders; (E) after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by the Company of its obligations under its Articles of Incorporation shall have occurred and be continuing; and (F) the Company shall have received written notice from each of the Rating Agencies and delivered a copy of such written notice to the transfer agent of the Company confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Class C Preferred Shares (or the preferred interests of the surviving corporation, trust, or entity issued in replacement of the Class C Preferred Shares);

                (iii) authorize, create, or increase the authorized amount of or issue any class or series of any equity securities of the Corporation that would constitute Senior Stock as to the Class C Preferred Shares, or any warrants, options, or other rights exercisable or convertible or exchangeable into any class or series of any equity securities of the Corporation, that would constitute Senior Stock as to the Class C Preferred Shares;

                (iv) merge, consolidate, reorganize, or effect any other business combination involving the Corporation, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding that would constitute Senior Stock to the Class C Preferred Shares, except the same number of shares of such equity securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption, as the shares of Senior Stock of the Corporation that are authorized and outstanding immediately prior to such transaction, and each holder of Class C Preferred Shares immediately prior to such transaction shall receive shares with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the resulting corporation as the Class C Preferred Shares held by such holder immediately prior thereto;

                (v) make or permit to be made any payment to the Bank or its Affiliates relating to any indebtedness of the Corporation or beneficial interests in the Corporation when the Corporation is precluded, as described under Section 4.5.2(e) hereof, from paying dividends or making distributions in respect of the common shares of the Corporation, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up of the Corporation;

                (vi)    incur any indebtedness other than Permitted
        Indebtedness;

                (vii) pay any dividends or make any other distributions on the common shares of the Corporation, except in additional common shares or other Junior Stock, unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class C Preferred Shares as well as any other Parity Stock, except as may be necessary to maintain the Corporation's status as a REIT or its exemption under the Investment Company Act;

                (viii) make any payment of interest or principal with respect to any indebtedness to the Bank or its Affiliates unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class C Preferred Shares as well as any other Parity Stock;

                (ix) amend or otherwise change the Corporation's current policy on reinvesting the proceeds of its assets in other interest-earning assets such that FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Class C Preferred Shares as well as any other Parity Stock, except as may be necessary to maintain the Corporation's status as a REIT or its exemption under the Investment Company Act; or

                (x) issue a sufficient number of additional common shares of the Corporation to Persons other than the Bank or its Affiliates such that the Bank and its Affiliates would own less than 100% of the outstanding common shares of the Corporation.

        4.5.5   Redemption.

                (a) No Mandatory Redemption; Optional Redemption. The Class C Preferred Shares are not subject to mandatory redemption and, except as hereinafter provided in Section 4.5.5(c) hereof, are not subject to optional redemption by the Corporation prior to the Optional Redemption Date. On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC, the Class C Preferred Shares may be redeemed in cash by the Corporation or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in Section 4.5.5(d), at the redemption price of $25.00 per share, plus Accrued Dividends to the date fixed for redemption, without interest.

                (b) Redemption upon the Occurrence of a Special Event. The Corporation will have the right, at any time (whether before or after the Optional Redemption Date) upon the occurrence of a Special Event, to redeem the Class C Preferred Shares, in whole, but not in part, upon notice as provided in
Section 4.5.5(d) hereof, at a redemption price of $25.00 per share, plus all Accrued Dividends for the then-current Dividend Period to the date fixed for redemption, without interest.

                (c) Procedures on Redemption. If less than all of the outstanding Class C Preferred Shares are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class C Preferred Shares are then listed or quoted. If redemption is being effected by the Corporation, on and after the date fixed for redemption, dividends shall cease to accrue on the Class C Preferred Shares called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any

Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the date fixed for redemption, such entity shall be deemed to own the Class C Preferred Shares being redeemed for all purposes of these Articles of Incorporation, provided that the redemption price (including the amount of any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

                (d) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the Class C Preferred Shares (A) to be redeemed by the Corporation will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Corporation will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class C Preferred Shares to be redeemed at his or her address as the same shall appear on the stock ledger of the Corporation. If less than all of the Class C Preferred Shares owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

                (e) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation (or other entity as provided in subsection (a) or (c) of this Section 4.5.5 separate and apart from its other funds in trust for the account of the holders of Class C Preferred Shares to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class C Preferred Shares so called for redemption shall not have been surrendered for cancellation or transfer, the Class C Preferred Shares (i) so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such Class C Preferred Shares so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Corporation shall be deemed owned for all purposes of these Articles of Incorporation by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates. Class C Preferred Shares redeemed pursuant to this Section 4.5.5, or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued Preferred Shares and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Class C Preferred Shares.

                (f) Unclaimed Funds. In the event that holders of Class C Preferred Shares that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

        4.5.6   Conditional Exchange.

                (a) Exchange Event. Upon the occurrence of an Exchange Event, then, subject to the terms and conditions of this Section 4.5.6, each Class C Preferred Share will be exchanged for one newly issued Bank Class C Preferred Share. The issuance of the Bank Class C Preferred Shares has been duly authorized by the Board of Directors of the Bank. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Class C Preferred Shares shall be as set forth in the Amended and Restated Articles of Association of the Bank, which have been filed with the OCC. All corporate action necessary for the Bank to issue the Bank Class C Preferred Shares as of the Effective Time of Exchange was completed prior to or concurrently with issuance of the Class C Preferred Shares.

                (b) Surrender of Certificates. Upon the Exchange Event, each holder of Class C Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Class C Preferred Share held by such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Class C Preferred Share a certificate representing one Bank Class C Preferred Share.

                (c) Procedures for Exchange. The Conditional Exchange shall occur as of the Effective Time of the Exchange. As of the Effective Time of Exchange, all of the Class C Preferred Shares will be deemed canceled without any further action on the part of the Corporation or any other Person, all rights of the holders of the Class C Preferred Shares as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Class C Preferred Shares. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Class C Preferred Shares, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Class C Preferred Shares are to be surrendered by the holders thereof, and the Bank shall deliver to each such holder certificates for Bank Class C Preferred Shares upon surrender of certificates for the Class C Preferred Shares. Until such replacement share certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Class C Preferred Shares shall be deemed for all purposes to represent Bank Class C Preferred Shares.

                (d) Status of Redeemed Shares; Dividends. Any Class C Preferred Shares purchased or redeemed by the Corporation in accordance with
Section 4.5.5 hereof prior to the Effective Time of Exchange shall not be deemed outstanding and shall not be subject to the Conditional Exchange. In the event of a Conditional Exchange, any accrued and unpaid dividends on the Class C Preferred Shares as of the Effective Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Class C Preferred Shares.

        4.5.7 No Conversion Rights. The holders of Class C Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Corporation.

        4.5.8 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class C Preferred Shares.

        4.5.9 No Other Rights. The Class C Preferred Shares shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Incorporation or as otherwise required by law.

        4.5.10 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Class C Preferred Shares and repurchase, redemption, or other acquisition by the Corporation (or another entity as provided in Section 4.5.5 hereof) of Class C Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Corporation (or any such other entity) under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

        4.5.11 Authorization and Issuance of Additional Shares. The Class C Preferred Shares shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Incorporation.

        4.6    CLASS D PREFERRED SHARES.

        4.6.1 Definitions. As used herein in reference to the Class D Preferred Shares, all terms defined in Section 4.5.1 hereof shall have the meanings specified in such Section 4.5.1, substituting "Class D Preferred Shares" for "Class C Preferred Shares" and changing all Section references as appropriate, except as follows:

        (a) "Bank Class D Preferred Shares" means shares of the nonvoting Class D preferred stock of the Bank, $25.00 par value per share.

        (b) "Conditional Exchange" means an exchange of one Class D Preferred Share for one Bank Class D Preferred Share in accordance with the terms, conditions, and procedures specified in Section 4.5.6 hereof.

                (c)     "Optional Redemption Date" means [____________], 2006.

                (d)     "Parity Stock" means the Class A and Class C Preferred
Shares.

        4.6.2   Dividends.

                (a) Dividend Rate. The annual dividend rate for the Class D Preferred Shares shall be a variable rate, to be determined quarterly for each calendar quarter during which any Class D Preferred Shares are outstanding, equal to (i) LIBOR, determined as of the first day of each such quarter or, if the first day of such quarter is not a London Banking Day, then on the first London Banking Day during such quarter, plus (ii) [_____%].

                (b) Payment of Dividends. Holders of Class D Preferred Shares shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative cash dividends at an annual dividend rate determined from time to time in accordance with Section 4.6.2(a) hereof on the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Class D Preferred Shares as they appear on the stock books of the Corporation at the close of business on a Record Date; provided, however, that if a redemption date for the Class D Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.

                (c) Proration Of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Class D Preferred Shares (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months; provided, however, that in the event of the Conditional Exchange, any accrued and unpaid dividends on the Class D Preferred Shares as of the Effective Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Class D Preferred Shares.

                (d) No Interest. Holders of Class D Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class D Preferred Shares authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class D Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class D Preferred Shares.

                (e)     Dividends Not Cumulative. The right of holders of
Class D Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class D Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

                (f) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class D Preferred Shares for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class D Preferred Shares and any Parity Stock, dividends authorized and declared on the Class D Preferred Shares and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class D Preferred Shares and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Corporation shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Corporation or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Corporation shall have authorized, declared, and paid full dividends on the Class D Preferred Shares for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Class D Preferred Shares have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Corporation for payment of such dividends, and (ii) the Corporation has authorized and declared a full dividend on the Class D Preferred Shares for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Corporation for the payment of such dividend for such then-current Dividend Period.

                (g) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class D Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

                (h) Distributions on Liquidation. Any reference to "dividends" or "distributions" in this Section 4.6.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation.

        4.6.3 Liquidation Preference. The amount payable on the outstanding Class D Preferred Shares in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation, out of the assets of the Corporation legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Corporation, the holders of Class D Preferred Shares shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, but the holders of Class D Preferred Shares shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class D Preferred Shares and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class D Preferred Shares and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class D Preferred Shares in connection with such a liquidation, dissolution, or winding up of the Corporation shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, or other business combination of the Corporation with or into any other person, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.6.3.

        4.6.4   Voting Rights.

                (a) General. In addition to the special voting rights specified in Sections 4.6.4(b) and (c) hereof, the holders of the Class D Preferred Shares shall be entitled to 1/10th of one vote per share on all matters submitted to a vote of the holders of the common shares, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares.

                (b) Right to Elect Additional Directors under Certain Circumstances. If full dividends on the Class D Preferred Shares shall not have been paid for six Dividend Periods, the number of directors of the Corporation shall thereupon be increased by two and, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Class D Preferred Shares, voting together as a single class with the holders of any shares of Parity Stock upon which the same voting rights as those of the Class D Preferred Shares under this Section (b) have been conferred, shall have the exclusive right to elect the two Preferred Directors at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting until full dividends have been authorized, declared, and paid or authorized and declared and a sum sufficient for payment thereof is set apart for payment for four consecutive Dividend Periods. The term of each such Preferred Director elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the first annual meeting of stockholders after the payment or the authorization, declaration, and setting aside for payment of full dividends on the Class D Preferred Shares and any Parity Stock, as applicable, for four consecutive Dividend Periods. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Class D Preferred Shares and Parity Stock entitled to vote, voting together as a single class, at a meeting of the Corporation's stockholders. As long as dividends on the Class D Preferred Shares and such Parity Stock, as applicable, shall not have been paid for six Dividend Periods, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Class D Preferred Shares and Parity Stock entitled to vote, voting together as a single class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Each Preferred Director shall be deemed to be an "Independent Director" for purposes of approving actions requiring the approval of a majority of the Independent Directors pursuant to
Article VIII hereof.

                (c) Other Voting Rights. So long as any Class D Preferred Shares are outstanding, the Corporation shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Class D Preferred Shares, voting separately as a class:

                        (i) amend, alter, or repeal or otherwise change any provision of these Articles of Incorporation if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Class D Preferred Shares; provided, however, that the creation or issuance of Parity Stock or Junior Stock, or an amendment that increases the authorized number of any class of Preferred Shares or any Parity Stock or Junior Stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of Class D Preferred Shares pursuant to this
        Section 4.6.4(c);

                        (ii) effect a consolidation, conversion, or merger of the Company with or into, or a share exchange with, another entity except that the Company may consolidate or merge with or into, or enter into a share exchange with, another entity if: (A) such entity is an Affiliate of the Bank; (B) such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is qualified as a REIT for United States federal income tax purposes;
        (C) such other entity expressly assumes all of the Company's obligations and commitments pursuant to such consolidation, merger, or share exchange; (D) the outstanding Class D Preferred Shares are exchanged for or converted into shares of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Class D Preferred Shares, including limitations on personal liability of the holders; (E) after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by the Company of its obligations under its Articles of Incorporation shall have occurred and be continuing; and (F) the Company shall have received written notice from each of the Rating Agencies and delivered a copy of such written notice to the transfer agent of the Company confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Class D Preferred Shares (or the preferred interests of the surviving corporation, trust, or entity issued in replacement of the Class D Preferred Shares);

                        (iii) authorize, create, or increase the authorized amount of or issue any Senior Stock class or series of any equity securities of the Corporation that would constitute Senior Stock as to the Class D Preferred Shares, or any warrants, options, or other rights exercisable or convertible or exchangeable into any class or series of any equity securities of the Corporation, that would constitute Senior Stock as to the Class D Preferred Shares;

                (iv) merge, consolidate, reorganize, or effect any other business combination involving the Corporation, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding that would constitute Senior Stock to the Class D Preferred Shares, except the same number of shares of such equity securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption, as the shares of Senior Stock of the Corporation that are authorized and outstanding immediately prior to such transaction, and each holder of Class D Preferred Shares immediately prior to such transaction shall receive shares with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the resulting corporation as the Class D Preferred Shares held by such holder immediately prior thereto;

                (v) make or permit to be made any payment to the Bank or its Affiliates relating to any indebtedness of the Corporation or beneficial interests in the Corporation when the Corporation is precluded, as described under Section 4.6.2(e) hereof, from paying dividends or making distributions in respect of the common shares of the Corporation, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up of the Corporation;

                (vi)    incur any indebtedness other than Permitted
Indebtedness;

                (vii) pay any dividends or make any other distributions on the common shares of the Corporation, except in additional common shares or other Junior Stock, unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class D Preferred Shares as well as any other Parity Stock, except as may be necessary to maintain the Corporation's status as a REIT or its exemption under the Investment Company Act;

                (viii) make any payment of interest or principal with respect to any indebtedness to the Bank or its Affiliates unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class D Preferred Shares as well as any other Parity Stock;

                (ix) amend or otherwise change the Corporation's current policy on reinvesting the proceeds of its assets in other interest-earning assets such that FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Class D Preferred Shares as well as any other Parity Stock, except as may be necessary to maintain the Corporation's status as a REIT or its exemption under the Investment Company Act; or

                (x) issue a sufficient number of additional common shares of the Corporation to Persons other than the Bank or its Affiliates such that the Bank and its Affiliates would own less than 100% of the outstanding common shares of the Corporation.

        4.6.5   Redemption.

                (a)     No Mandatory Redemption; Optional Redemption. The
Class D Preferred Shares are not subject to mandatory redemption and, except as hereinafter provided in Section 4.6.5(c) hereof, are not subject to optional redemption by the Corporation prior to the Optional Redemption Date. On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC, the Class D Preferred Shares may be redeemed in cash by the Corporation or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in Section 4.6.5(d), at the redemption price of $25.00 per share, plus Accrued Dividends to the date fixed for redemption, without interest.

                (b) Redemption upon the Occurrence of a Special Event. The Corporation will have the right, at any time (whether before or after the Optional Redemption Date) upon the occurrence of a Special Event, to redeem the Class D Preferred Shares, in whole, but not in part, upon notice as provided in
Section 4.6.5(d) hereof, at a redemption price of $25.00 per share, plus all Accrued Dividends for the then-current Dividend Period to the date fixed for redemption, without interest.

                (c) Procedures on Redemption. If less than all of the outstanding Class D Preferred Shares are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class D Preferred Shares are then listed or quoted. If redemption is being effected by the Corporation, on and after the date fixed for redemption, dividends shall cease to accrue on the Class D Preferred Shares called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the date fixed for redemption, such entity shall be deemed to own the Class D Preferred Shares being redeemed for all purposes of these Articles of Incorporation, provided that the redemption price (including the amount of any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

                (d) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the Class D Preferred Shares (A) to be redeemed by the Corporation will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Corporation will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class D Preferred Shares to be redeemed at his or her address as the same shall appear on the stock ledger of the Corporation. If less than all of the Class D Preferred Shares owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

                (e) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation (or other entity as provided in subsection (a) or (c) of this Section 4.6.5) separate and apart from its other funds in trust for the account of the holders of Class D Preferred Shares to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class D Preferred Shares so called for redemption shall not have been surrendered for cancellation or transfer, the Class D Preferred Shares (i) so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such Class D Preferred Shares so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Corporation shall be deemed owned for all purposes of these Articles of Incorporation by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates. Class D Preferred Shares redeemed pursuant to this Section 4.6.5, or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued Preferred Shares and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Class D Preferred Shares.

                (f) Unclaimed Funds. In the event that holders of Class D Preferred Shares that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

        4.6.6   Conditional Exchange.

                (a) Exchange Event. Upon the occurrence of an Exchange Event, then, subject to the terms and conditions of this Section 4.6.6, each Class D Preferred Share will be exchanged for one newly issued Bank Class D Preferred Share. The issuance of the Bank Class D Preferred Shares has been duly authorized by the Board of Directors of the Bank. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Class D Preferred Shares shall be as set forth in the Amended and Restated Articles of Association of the Bank, which have been filed with the OCC. All corporate action necessary for the Bank to issue the Bank Class D Preferred Shares as of the Effective Time of Exchange was completed prior to or concurrently with issuance of the Class D Preferred Shares.

                (b) Surrender of Certificates. Upon the Exchange Event, each holder of Class D Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Class D Preferred Share held by such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Class D Preferred Share a certificate representing one Bank Class D Preferred Share.

                (c) Procedures for Exchange. The Conditional Exchange shall occur as of the Effective Time of the Exchange. As of the Effective Time of Exchange, all of the Class D Preferred Shares will be deemed canceled without any further action on the part of the Corporation or any other Person, all rights of the holders of the Class D Preferred Shares as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Class D Preferred Shares. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Class D Preferred Shares, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Class D Preferred Shares are to be surrendered by the holders thereof, and the Bank shall deliver to each such holder certificates for Bank Class D Preferred Shares upon surrender of certificates for the Class D Preferred Shares. Until such replacement share certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Class D Preferred Shares shall be deemed for all purposes to represent Bank Class D Preferred Shares.

                (d) Status of Redeemed Shares; Dividends. Any Class D Preferred Shares purchased or redeemed by the Corporation in accordance with
Section 4.6.5 hereof prior to the Effective Time of Exchange shall not be deemed outstanding and shall not be subject to the Conditional Exchange. In the event of a Conditional Exchange, any accrued and unpaid dividends on the Class D Preferred Shares as of the Effective Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Class D Preferred Shares.

        4.6.7 No Conversion Rights. The holders of Class D Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Corporation.

        4.6.8 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class D Preferred Shares.

        4.6.9 No Other Rights. The Class D Preferred Shares shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Incorporation or as otherwise required by law.

        4.6.10 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Class D Preferred Shares and repurchase, redemption, or other acquisition by the Corporation (or another entity as provided in Section 4.6.5 hereof) of Class D Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Corporation (or any such other entity) under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

        4.6.11 Authorization and Issuance of Additional Shares. The Class D Preferred Shares shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Incorporation.

        4.7     PREFERRED STOCK.

        4.7.1 Board of Directors Authorized to Establish Terms of Shares. The Board of Directors of the Corporation is hereby expressly authorized to adopt amendments to the Articles of Incorporation of the Corporation in respect of any unissued or treasury shares of the Preferred Stock authorized under item (vi) of
Section 4.2 hereof, to provide for the issuance of one or more classes of Preferred Stock and to fix or change the designation, powers, preferences, and rights of the shares of each such class, and any qualifications, limitations, or restrictions thereof, including, without limitation, the following, and the shares of each such class may vary from the shares of any other class in the following respects:

                (i) the division of such shares into series and the designation and authorized number of share of each series;
                (ii)    the dividend or distribution rate;
                (iii) the dates of payment of dividends or distributions, whether the dividends will be cumulative and, if so, the dates from which dividends will accumulate;
                (iv)    liquidation rights, preferences, and prices, if any;
                (v)     redemption rights and prices, if any;
                (vi)    sinking fund requirements, if any;
                (vii)   conversion rights, if any;
                (viii) restrictions on the issuance of shares of any class or series; and
                (ix)    any other relative rights, preferences, and limitations.


        4.7.2 Voting Rights. The holders of the Preferred Stock shall be entitled to 1/10th of one vote per share on all matters submitted to a vote of the holders of the common shares, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares.

                                    ARTICLE V
                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        5.1     DEFINITIONS. As used in this Article V:

                (a) "Ownership Limit" means no more than 9.2% of the aggregate liquidation preference (i.e., without Accrued Dividends), of the issued and outstanding Preferred Shares of the Corporation. The aggregate initial liquidation preference of the outstanding Preferred Shares shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article V is no longer required for REIT qualification and, therefore, may waive compliance with such restriction or limitation in whole or in part or that, based upon then current law, such restriction or limitation may be modified.

                (b) "Constructive Ownership" means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                (c) "Charitable Beneficiary" means one or more beneficiaries of the Trust, as determined pursuant to Section 5.3.3, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

                (d) "Initial Date" means the date upon which the Amended and Restated Articles of Incorporation containing this Article V are filed with the Secretary of State of Ohio.

                (e) "Market Price" on a particular date means, with respect to any class or series of outstanding shares of Capital Stock, the last sale price for such Capital Stock, regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock (the "Closing Price"), in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

                (f) "Prohibited Owner" means, with respect to any purported Transfer, any Person who, but for the provisions of Section 5.2.1, would own or Constructively Own Preferred Shares in violation of this Article V and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

                (g) "Restriction Termination Date" means the first day after the Initial Date on which the Corporation determines pursuant to Section 7.1 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                (h) "Transfer" means any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event that causes any Person to acquire Constructive Ownership of any Preferred Shares or the right to vote or receive dividends on Preferred Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Preferred Stock or any interest in Preferred Stock or any exercise of any such conversion or exchange right, (iii) transfers of interests in other entities that result in changes in Constructive Ownership of Preferred Stock, and (iv) the transfer of any Preferred Shares pursuant to a waiver of the Ownership Limit under Section 5.2.7; in each case, whether voluntary or involuntary, whether Constructively Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                (i)     "Trust" means any trust described in Section 5.3.1.

                (j) "Trustee" means the Person, who shall not be an Affiliate of the Corporation or a Prohibited Owner, who is appointed by the Corporation to serve as trustee of the Trust.

        5.2     RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK.

        5.2.1 Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

                (a)     Basic Restrictions.

                        (i) No Person other than the Bank or an Affiliate of the Bank shall Constructively Own Preferred Shares in excess of the Ownership Limit; and

                        (ii) Notwithstanding any other provisions contained herein, any Transfer of Preferred Shares that, if effective, would result in Preferred Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Shares.



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



                (b) Transfer in Trust. If any proposed Transfer of Preferred Shares, if effective, would result in any Person Constructively Owning Preferred Shares in violation of Section 5.2.1(a)(i) hereof, then:

                        (i) that number of Preferred Shares the Constructive Ownership of which otherwise would cause such Person to violate Section 5.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.3 hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                        (ii)    if the transfer to the Trust described in clause
        (i) above would not be effective for any reason to prevent the violation of Section 5.2(a)(i), then the Transfer of that number of Preferred Shares that otherwise would cause any Person to violate Section 5.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Shares.

        5.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 5.2.1(a) hereof or that a Person intends to acquire or has attempted to acquire Constructive Ownership of any Preferred Shares in violation of such Section 5.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 5.2.1(a) shall, where applicable, automatically result in the transfer to the Trust described above and shall, where applicable, be void ab initio, as provided above, irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

        5.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Ownership or Constructive Ownership of Preferred Shares that will or may violate Section 5.2.1(a) or any Person who would have owned Preferred Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 5.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

        5.2.4 Owners Required to Provide Information. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

                (a) Each Person who is a Constructive Owner of more than one percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days of June 30 and December

31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Constructively Owned by such owner, and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                (b) Each Person who is a Constructive Owner of any shares of Capital Stock, and each Person (including the stockholder of record) who is holding Capital Stock for a Constructive Owner, shall provide to the Corporation such information as the Corporation may request from time to time, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

        5.2.5 Remedies not Limited. Subject to Section 7.1, nothing contained in this Section 5.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

        5.2.6 Ambiguity. In the case of any ambiguity in the application of any of the provisions of this Section 5.2, Section 5.3 hereof, or any definition contained in Section 5.1 hereof, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of Section 5.2 or
5.3 with respect to any situation based on the facts known to it. In the event
Section 5.2 or 5.3 requires an action by the Board of Directors and the Articles of Incorporation fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 5.1, 5.2, or 5.3.

        5.2.7   Exceptions.

                (a) Subject to Section 5.2.7(b) hereof, the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Ownership Limit and may increase an Ownership Limit for such Person if it receives a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that such exemption or increase will not jeopardize the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or increase.

                (b) An underwriter which participates in a public offering or a private placement of Preferred Stock (or securities convertible into or exchangeable for Capital Stock) may own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.



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



        5.2.8 Legend. Each certificate for Preferred Shares shall bear substantially the following legend:

         The shares represented by this certificate are subject to restrictions on Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a REIT under the Code. Subject to certain further restrictions and except as expressly provided in the Corporation's Articles of Incorporation, (i) no Person may Constructively Own in excess of 9.2% of the aggregate initial liquidation preference of the issued and outstanding Preferred Shares; and (ii) no Person may Transfer shares of the Capital Stock of the Corporation if such Transfer would result in the Capital Stock of the Corporation being owned (directly or beneficially) by fewer than 100 Persons. Any Person who attempts to Constructively Own shares of Capital Stock in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby may be automatically transferred to a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be deemed to be void ab initio. All capitalized terms used in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

        5.3     TRANSFER OF PREFERRED SHARES TO TRUST.

        5.3.1 Ownership in Trust. Upon any attempted Transfer or other event that would result in a transfer of Preferred Shares to a Trust, such Preferred Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.3.6.

        5.3.2 Status of Shares Held by the Trustee. Preferred Shares held by the Trustee shall be issued and outstanding Preferred Shares of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.



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



        5.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Preferred Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the Preferred Shares have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Ohio law, effective as of the date that the Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Preferred Shares have been transferred to the Trustee, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article V, until the Corporation has received notification that Preferred Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

        5.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that Preferred Shares have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Article V. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.3.4. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise, or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, and
(ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Preferred Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then such shares shall be deemed to have been sold on behalf of the Trust and, to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.3.4, such Prohibited Owner shall pay such excess amount to the Trustee upon demand.

        5.3.5 Purchase Right in Stock Transferred to the Trustee. Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
(i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 5.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

        5.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in this Article V in the hands of such Charitable Beneficiary or Beneficiaries, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

        5.4 SETTLEMENT OF TRANSACTIONS. Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

        5.5 ENFORCEMENT. The Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this
Article V.

        5.6 NON-WAIVER. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                   ARTICLE VI
                   REPURCHASE OF SHARES; SUPERMAJORITY VOTES;
                      PREEMPTIVE RIGHTS; CUMULATIVE VOTING

        6.1 RIGHT TO REPURCHASE SHARES. In addition to the specific rights to redeem certain classes of shares upon the happening of certain events or under certain circumstances, as provided in these Articles of Incorporation, the Corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares at such times, for such considerations and upon such terms and conditions as may be agreed upon between the Corporation and the selling shareholder or shareholders.

        6.2 NO PREEMPTIVE RIGHTS. No holders of shares of the Corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the Corporation of any class, whether now or hereafter authorized.

        6.3 LIMITATION ON SUPERMAJORITY VOTES. Notwithstanding any provision of the Revised Code of Ohio now or hereafter in force requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by a provision of the Revised Code of Ohio or the Articles of Incorporation of the Corporation, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, or of such class or classes of shares thereof.

        6.4 NO CUMULATIVE VOTING. Notwithstanding any provision of the Revised Code of Ohio now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the immediately preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his or her votes, or to distribute his or her votes on the same principle among two or more candidates.

                                   ARTICLE VII
                  REIT QUALIFICATION; REPORTING COMPANY STATUS

        7.1 REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to qualify and preserve the status of the Corporation as a real estate investment trust ("REIT") for purposes of the federal income tax laws. Subject to Section
7.3 hereof, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

        7.2 REPORTING COMPANY STATUS. At all times that any Class C Preferred Shares or any Class D Preferred Shares are outstanding and are held by any Person other than the Bank or an Affiliate of the Bank, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934.

                                  ARTICLE VIII
                                    DIRECTORS

        8.1 NUMBER OF DIRECTORS; INDEPENDENT DIRECTORS. At all times that any Class C Preferred Shares or any Class D Preferred Shares are outstanding, the Board of Directors of the Corporation shall consist of at least nine persons, at least three of whom shall be "Independent Directors," which shall mean that such persons are not at such time either a director, officer, or employee of the Corporation or any direct or indirect subsidiary of Huntington Bancshares Incorporated. For purposes of this Article VIII, any Preferred Directors elected pursuant to Section 4.5.4(b) hereof or Section 4.6.4(b) hereof, shall be deemed to be additional Independent Directors.

        8.2 STANDARD OF REVIEW BY INDEPENDENT DIRECTORS. The Independent Directors shall consider the interests of the holders of both the common shares and all classes of Preferred Shares, specifically to include the holders of the Class C Preferred Shares and the holders of the

Class D Preferred Shares, in determining whether any proposed action requiring the approval of the Board of Directors or of the Independent Directors is in the best interests of the Corporation.

        8.3 CERTAIN ACTIONS REQUIRING THE APPROVAL OF THE INDEPENDENT DIRECTORS. At all times that any Class C Preferred Shares or Class D Preferred Shares are outstanding, none of the following actions may be taken by the Corporation without the approval of a majority of the Independent Directors:

                (i) the issuance of any additional shares of the Corporation that constitute Parity Stock as to either the Class C Preferred Shares or the Class D Preferred Shares;

                (ii) the incurrence of indebtedness in excess of 20% of the total shareholders' equity of the Corporation, as determined in accordance with generally accepted accounting principles in the United States;

                (iii) the termination or modification of, or the election not to renew, the Participation Agreement between the Bank and Huntington Preferred Capital Holdings, Inc., dated May 1, 1998, as heretofore amended, the Subparticipation Agreement between Huntington Preferred Capital Holdings, Inc. and the Corporation, dated May 1, 1998, as heretofore amended, or the subcontracting of any duties under these agreements to third parties unaffiliated with the Bank;

                (iv) a change in the Corporation's policy of limiting authorized investments which are not mortgages or other liens or interests in real estate to no more than 20% of the value of the total assets of the Corporation or a change in the Corporation's investment policy that would be inconsistent with its exemption under the Investment Company Act of 1940, as amended;

                (v) any consolidation, conversion, merger, or share exchange that is not tax-free to holders of the Class C Preferred Shares unless such transaction is required to be approved by a two-thirds vote of the holders of the Class C Preferred Shares;

                (vi) the determination to revoke the Corporation's status as a REIT or any amendment to the REIT-related transfer restrictions on any shares of the capital stock of the Corporation; or

                (vii) the dissolution, liquidation, or termination of the Corporation prior to [_____, 2021.]

                                   ARTICLE IX
                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to its Articles of Incorporation, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding shares of the Corporation. All rights and powers conferred by the Articles of Incorporation on shareholders, directors, and officers of the Corporation are granted subject to this reservation. Subject to the rights of the holders of Class C Preferred Shares set forth in Section 4.5 hereof and the rights of the holders of Class D Preferred Shares set forth in Section 4.6 hereof, any amendment to the Articles of Incorporation shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Section 4.5 of the Articles of Incorporation shall be valid only if approved as provided therein and any amendment to Section 4.6 of the Articles of Incorporation shall be valid only if approved as provided therein.

                                    ARTICLE X
                                  SUPERSESSION

         These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation of the Corporation, as heretofore amended.


















































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